Exhibit 10.1

August 12, 2020

Dear Mike:

We are very pleased to offer you the position of General Counsel & Corporate Secretary, at Pliant Therapeutics, Inc., a Delaware corporation (the “Company”), with an employment commencement date by October 1, 2020.  This letter outlines certain terms and conditions of your employment with the Company. We would be delighted to answer any questions you may have.

You will report to the Bernard Coulie, President & CEO at Pliant.   You agree that you will devote your best efforts and your full business time to the business and affairs of the Company and its subsidiaries, and you will be expected to be present during regular business hours.  Your work location will be at the Company’s offices at 260 Littlefield Avenue, South San Francisco, CA 94080.  This is a full-time exempt position.

Base Salary.  We are offering you starting compensation at the annual salary of $360,000, less applicable withholdings and deductions.  Wages are paid semi‑monthly in accordance with the Company’s normal payroll procedures.

Annual Cash Incentive Bonus.  Beginning with calendar year 2020, you will be eligible to receive an annual cash incentive bonus based upon the achievement of annual performance goals or objectives established and measured by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) in its sole discretion.  You will have a target annual incentive bonus opportunity equal to 35% of your annual base salary, payable in accordance with the Company’s annual cash incentive bonus program, as may be amended from time to time.  Actual bonus awards may pay below or above your target opportunity, including a zero payout, based on your and the Company’s achievement of the applicable performance goals or objectives.  In order to earn a bonus for any particular calendar year of employment, you must remain employed by the Company through the date the bonus is paid.

Incentive Compensation.  In addition, if you decide to join the Company, subject to approval by the Board or the Committee, following the commencement of your employment, you will be granted an option to purchase 108,240 shares of the Company’s Common Stock at an exercise price per share equal to the fair market value per share of such Common Stock on the date of grant (the “Option”).  Twenty‑five percent (25%) of the shares subject to the Option shall vest on the one‑year anniversary of the commencement date of your employment (the “Vesting Commencement Date”), and 1/48th of the shares subject to the Option shall vest each month thereafter on the same day of the month as the Vesting Commencement Date (or if there is no corresponding day, on the last day of such month), subject to your continued service relationship

PLIANT THERAPEUTICS | 260 Littlefield Ave. | SOUTH SAN FRANCISCO, CA 94080 PLIANTRX.COM

with the Company through each such date.  Your Option shall be subject to the terms and conditions of the Company’s 2020 Stock Option and Incentive Plan, as amended from time to time, and form of stock option agreement thereunder, which you will be required to sign as a condition to receiving the Option.  No right to any stock is earned or accrued until such time that Company Common Stock is delivered to you upon the exercise of the Option, nor does the Option confer any right to continue vesting, employment or other service relationship with the Company.

Employee Benefits.  You will be eligible to participate in the Company’s standard employee benefits including vacation, sick leave, medical, dental, life, 401(k), accidental life and dismemberment, and disability benefits, as in effect at the time of hire.  Certain participation costs for our employee benefit programs are borne by our employees.  Participation in our employee benefit programs is subject to the terms of the underlying plans and requirements established by the group insurance carriers.  The Company reserves the right to discontinue or amend its employee benefits, including group insurance programs, from time to time in its sole discretion. Participation in any benefit program is not to be regarded as assurance of continued employment or other service relationship with the Company for any particular period of time.

No conflicts.  By signing below, you agree that there is no lawful reason to prevent you from accepting a position with the Company.  We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed by the Company.  It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position with the Company, and you represent that such is the case.

Company Policies.  As a Company employee, you will be expected to abide by the Company’s rules and policies which may change from time to time in accordance with applicable laws.  Such policies may include, without limitation, stock ownership guidelines, clawback policies, insider trading policies and policies regarding hedging or pledging of Company Common Stock.

Confidential Information/Nondisclosure/Nonsolicitation of Employees.  As a condition of your employment with the Company, you will be required to sign the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed (the “Confidentiality Agreement”).  For the avoidance of doubt, nothing contained in this letter or the Confidentiality Agreement limits your ability to report possible violations of law or regulation to, or file a charge or complaint with any federal, state or local governmental agency or commission (“Government Agencies”).  Further, nothing in this letter or the Confidentiality Agreement shall limit your ability under applicable law to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure or (iii) communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

Dispute Resolution Arbitration.  As a condition of your employment, you must sign the enclosed Mutual Arbitration Agreement which you should carefully review.  Also enclosed are the related JAMS Rules.

At‑Will Employment.  Your employment is at will, which means that either you or the Company can terminate your employment with the Company at any time with or without notice and with or without cause.  Nothing in this letter or the Offer Package Documents (as defined below) shall be construed to alter the at‑will nature of your employment relationship with the Company.  In addition, nothing in this letter prohibits the Company from terminating or modifying any of its compensation or benefits programs at any time.

Conditions to Employment.  The Company reserves the right to conduct background investigations and reference checks on all of its potential employees.  Your job offer, therefore, is contingent upon a clearance of such background investigations and reference checks.  For purposes of federal immigration law, you are required, as a condition of employment, to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire or our employment relationship with you may be terminated.

Severability.  Should any provision contained in this letter be held as invalid, illegal or unenforceable, such holding shall not affect the validity of the remainder of this letter, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth herein.

Enclosures.  The Confidentiality Agreement and the Mutual Arbitration Agreement are collectively referred to as the “Offer Package Documents.”

Acceptance of Offer.  To accept the Company’s offer of employment, please sign and date this letter in the space provided below and return it to me no later than seven (7) days after the date of this letter (the “Offer Deadline”) along with the Offer Package Documents.  A duplicate original of this letter is enclosed for your records.

Entire Agreement.  This letter, along with the Offer Package Documents, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre‑employment negotiations, whether written or oral.  This letter, including, but not limited to, its at‑will employment provision, may not be modified or amended except by a written agreement signed by you and the Company’s Chief Executive Officer.  This offer of employment will terminate if it is not accepted, signed and returned by the Offer Deadline.

We are excited by the prospect of your joining our team and our working together to promote you and the Company’s success.

Sincerely,

/s/Bernard Coulie

Bernard Coulie, M.D., Ph.D.

President and Chief Executive Officer

Agreed to and accepted:

Signature:  /s/ Mike Ouimette

Printed Name:  Mike Ouimette

Date:  8/17/2020

Enclosures:  Confidential Information and Invention Assignment Agreement; Mutual Arbitration Agreement; JAMS Rules; Executive Severance Document, Executive Severance Letter